Exhibit 99.1

Horizon Technology Finance Announces Third Quarter 2014

Financial Results

Generates Strong Portfolio Yields; Maintains Favorable Liquidity Position

FARMINGTON, Conn., November 4, 2014 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Highlights

•	Achieved a dollar-weighted average annualized portfolio yield of 15.8% for the quarter and 15.3% year to date
•	Earned net investment income of $3.2 million, or $0.33 per share
•	Increased net assets from operations by $4.8 million, or $0.50 per share
•	Net asset value equaled $138.4 million, or $14.38 per share, as of September 30, 2014
•	Experienced five liquidity events
•	Investment portfolio, at fair value, was $204.7 million, as of September 30, 2014
•	Total liquidity was $44.4 million, as of September 30, 2014
•	Debt to equity leverage ratio was 64% and the asset coverage for borrowed amounts was 257%, as of September 30, 2014
•	Closed new loan commitments totaling $33.5 million, of which 94% were priced at floating interest rates
•	Funded $22.8 million in venture loans with 91% of the loans priced at floating interest rates
•	As of September 30, 2014, 42% of the outstanding principal amount of the loan portfolio bore interest at floating rates
•	Unfunded loan approvals and commitments totaled $19.7 million with 100% priced at floating interest rates as of September 30, 2014
•	Declared distributions of $0.115 per share payable in each of January, February and March 2015, increasing cumulative declared distributions to $6.31 per share since going public in October 2010

“Our performance in the quarter was characterized by strong prepayments that produced good portfolio income and yield, but resulted in a reduction in our portfolio at the end of the quarter,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “While venture capital investment remains robust, supporting the credit worthiness of our portfolio companies, the industry is facing increased competition for new loans. We are using our favorable liquidity position to compete for attractive opportunities, but will not chase pricing and structures that we do not believe provide adequate risk adjusted returns.”

Mr. Pomeroy continued, “Our 15.8% portfolio yield and realized warrant gains during the quarter demonstrated again that Horizon provides both spread and upside opportunity to its shareholders. Our receipt of a “green light” letter from the U.S. Small Business Administration, and our filing of our SBIC application, both important early milestones in the long process to gain an SBIC license, further demonstrate our continuing efforts to enhance such opportunity.”

Operating Results

Total investment income was $7.7 million for the three months ended September 30, 2014, as compared to $8.7 million for the three months ended September 30, 2013. The year-over-year decrease in total investment income is due to a lower average size of the loan portfolio which was partially offset by higher fee income. For the nine months ended September 30, 2014 and 2013, total investment income was $24.0 million and $24.9 million, respectively.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended September 30, 2014 and 2013 was 15.8% and 14.6%, respectively. The Company’s dollar-weighted average annualized portfolio yield on average loans for the nine months ended September 30, 2014 and 2013 was 15.3% and 14.1%, respectively. Horizon calculates the yield on dollar-weighted average debt investments for any period measured as (1) total investment income during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period.

Total expenses for the three months ended September 30, 2014 decreased to $4.5 million, as compared to $5.1 million for the three months ended September 30, 2013. Total operating expenses for each period consisted principally of interest expense, base management fee, incentive and administrative fees, professional fees and general and administrative expenses. Base management fee expense also decreased year-over-year primarily due to a decrease in average total assets. Professional fees increased year-over-year primarily due to increased legal fees and other costs associated with certain non-accrual investments and other assets. Total expenses for the nine months ended September 30, 2014 were $16.3 million, as compared to $14.8 million for the nine months ended September 30, 2013.

Net investment income for the three months ended September 30, 2014 was $3.2 million, or $0.33 per share, as compared to net investment income of $3.5 million, or $0.36 per share, for the three months ended September 30, 2013. For the nine months ended September 30, 2014 and 2013, net investment income was $7.5 million, or $0.78 per share, and $9.9 million, or $1.03 per share, respectively.

For the three months ended September 30, 2014, the net realized gain on investments was $2.3 million, or $0.24 per share, as compared to net realized loss on investments of $5.6 million, or $0.58 per share, for the three months ended September 30, 2013. For the nine months ended September 30, 2014 and 2013, the net realized loss on investments was $4.2 million, or $0.43 per share, and $5.8 million, or $0.61 per share, respectively.

For the three months ended September 30, 2014, the net unrealized depreciation on investments was $0.8 million, or $0.08 per share, as compared to net unrealized appreciation on investments of $6.0 million, or $0.62 per share, for the three months ended September 30, 2013. For the nine months ended September 30, 2014, the net unrealized appreciation on investments was $9.0 million, or $0.93 per share, as compared to net unrealized depreciation on investments of $4.0 million, or $0.42 per share, for the nine months ended September 30, 2013.

Portfolio Summary and Investment Activity

As of September 30, 2014, the Company’s debt portfolio consisted of 49 secured loans with an aggregate fair value of $195.7 million. In addition, the Company’s total warrant and equity investments in 79 portfolio companies had an aggregate fair value of $8.7 million, as of September 30, 2014. Total portfolio investment activity as of and for the three and nine months ended September 30, 2014 and 2013 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Beginning portfolio	$219,295	$246,861	$221,284	$228,613
New loan funding	22,845	11,500	66,824	69,143
Principal payments received on investments	(9,773)	(10,536)	(31,407)	(29,193)
Early pay-offs and recoveries	(26,643)	(7,483)	(52,499)	(26,761)
Accretion of loan fees	623	694	1,686	1,995
New loan fees	(385)	(118)	(890)	(806)
New equity	—	—	12	73
Sale of investments	(1,306)	—	(2,636)	(39)
Net realized gain (loss) on investments	872	(5,566)	(6,673)	(5,629)
Net unrealized (depreciation) appreciation on investments	(834)	5,967	8,993	3,996
Other	—	—	—	(73)
Ending Portfolio	$204,694	$241,319	$204,694	$241,319

Net Asset Value

At September 30, 2014, the Company’s net assets were $138.4 million, or $14.38 per share, as compared to $143.4 million, or $14.95 per share, as of September 30, 2013, and $136.9 million, or $14.23 per share, as of June 30, 2014.

For the three months ended September 30, 2014 and 2013, the net increase in net assets resulting from operations was $4.8 million, or $0.50 per share, and $3.9 million, or $0.41 per share, respectively. For the nine months ended September 30, 2014 and 2013, the net increase in net assets resulting from operations was $12.3 million, or $1.28 per share, and $8.0 million, or $0.84 per share, respectively.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2014 and December 31, 2013:

	September 30, 2014		December 31, 2013
	Loans at Fair Value	Percentage of Loan Portfolio	Loans at Fair Value	Percentage of Loan Portfolio

Credit Rating
4	$34,656	17.7%	$30,385	14.2%
3	146,608	74.9	167,231	78.3
2	12,105	6.2	2,199	1.0
1	2,282	1.2	13,939	6.5
Total	$195,651	100.0%	$213,754	100.0%

As of September 30, 2014 and December 31, 2013, our loan portfolio had a weighted average credit rating of 3.1 and 3.0, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and increased risk. As of September 30, 2014, there was one investment with an internal credit rating of 1, with a cost of $2.6 million and a fair value of $2.3 million. As of December 31, 2013, there were five investments with an internal credit rating of 1, with an aggregate cost of $23.2 million and an aggregate fair value of $13.9 million.

Liquidity Events

In July, N30 Pharmaceuticals, Inc. (“N30”) prepaid the outstanding principal balance of $2.1 million on its venture loan, plus interest and final payment. Horizon continues to hold warrants in N30.

In August, Newport Media, Inc. (“Newport Media”) was acquired by Atmel Corporation. In connection with the acquisition, Newport Media prepaid the outstanding principal balance of $7.0 million on its venture loan, plus interest, final payment, success fee and prepayment fee.

In August, Soraa, Inc. (“Soraa”) prepaid the outstanding principal balance of $10.0 million on its venture loan, plus interest, final payment and prepayment fee. Horizon continues to hold warrants in Soraa.

In September, Horizon received proceeds of $1.3 million pursuant to its exercise and sale of warrants in Anacor Pharmaceuticals, Inc. (“Anacor”). Horizon received the warrants in connection with a venture loan facility totaling $10.0 million, which was originally made to Anacor in 2011 and was repaid in full in 2013.

In September, Horizon sold substantially all of the remaining assets of HPO Assets LLC, a wholly-owned subsidiary of Horizon.

Liquidity and Capital Resources

As of September 30, 2014, the Company had $44.4 million in available liquidity, including cash and investments in money market funds totaling $16.0 million, and $28.4 million in funds available under existing credit facility commitments.

As of September 30, 2014, there was $10 million outstanding under the Company’s $50 million revolving credit facility which contains an accordion feature allowing for an increase in the total loan commitment up to an aggregate commitment of $150 million. As of September 30, 2014, 88.6% of the Company’s total borrowings outstanding were at a fixed interest rate with 51.1% of the Company’s total borrowings outstanding fixed at an interest rate of 3.0%.

As of September 30, 2014, the Company’s debt to equity leverage ratio was 64% and the asset coverage for borrowed amounts was 257%.

Monthly Distributions Declared in Third Quarter 2014

On October 31, 2014, the Company’s board of directors declared monthly distributions of $0.115 per share payable in January, February and March 2015. These monthly distributions, as set forth in the following table, total $0.345 per share:

Record Date	Payment Date	Amount Per Share
December 17, 2014	January 15, 2015	$0.115
January 20, 2015	February 13, 2015	$0.115
February 19, 2015	March 16, 2015	$0.115
	Total:	$0.345

After paying third quarter distributions of $0.345 per share and earning $0.33 per share for the third quarter, the Company’s undistributed spillover income carried over from 2013 is $0.41 per share. Spillover income includes any ordinary income and net capital gains from the preceding years that were not distributed during such years.

When declaring distributions, the Company’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, November 5, 2014 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 22054378.

A live webcast will be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through November 7, 2014. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 22054378. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Matt Steinberg / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	msteinberg@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(In thousands, except share data)

	September 30, 2014	December 31, 2013
Assets
Non-affiliate investments at fair value	$204,694	$221,284
Cash	15,194	25,341
Investments in money market funds	800	1,188
Restricted investments in money market funds	3,368	5,951
Interest receivable	4,905	4,240
Other assets	3,622	5,733
Total assets	$232,583	$263,737

Liabilities
Borrowings	$87,902	$122,343
Distributions payable	3,321	3,315
Base management fee payable	355	439
Incentive fee payable	800	852
Other accrued expenses	1,778	953
Total liabilities	94,156	127,902

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2014 and December 31, 2013	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 9,625,274 and 9,608,949 shares outstanding as of September 30, 2014 and December 31, 2013, respectively	10	10
Paid-in capital in excess of par	155,202	154,975
Accumulated (distributions in excess of) undistributed net investment income	(975)	1,463
Net unrealized depreciation on investments	(4,033)	(13,026)
Net realized loss on investments	(11,777)	(7,587)
Total net assets	138,427	135,835
Total liabilities and net assets	$232,583	$263,737
Net asset value per common share	$14.38	$14.14

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(In thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Investment income
Interest income on non-affiliate investments	$6,786	$8,225	$21,714	$23,979
Fee income on non-affiliate investments	953	487	2,257	889
Total investment income	7,739	8,712	23,971	24,868
Expenses
Interest expense	1,495	2,189	7,326	5,886
Base management fee[1]	1,038	1,266	3,380	3,836
Performance based incentive fee[1]	800	872	1,207	2,465
Administrative fee	335	287	872	889
Professional fees	607	284	2,721	977
General and administrative	223	247	823	793
Total expenses	4,498	5,145	16,329	14,846
Net investment income before excise tax	3,241	3,567	7,642	10,022
Provision for excise tax	(40)	(80)	(120)	(160)
Net investment income	3,201	3,487	7,522	9,862
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments	2,325	(5,566)	(4,190)	(5,839)
Net unrealized (depreciation) appreciation on investments	(766)	5,967	8,993	3,996
Net realized and unrealized gain (loss) on investments	1,559	401	4,803	(1,843)
Net increase in net assets resulting from operations	$4,760	$3,888	$12,325	$8,019
Net investment income per common share	$0.33	$0.36	$0.78	$1.03
Net increase in net assets per common share	$0.50	$0.41	$1.28	$0.84
Distributions declared per share	$0.345	$0.345	$1.035	$1.035
Weighted average shares outstanding	9,623,468	9,584,376	9,619,133	9,577,912

(1)	During the three months ended September 30, 2013, the Advisor waived $144 of base management fee. During the nine months ended September 30, 2014 and 2013, the Advisor waived $238 and $144 of base management fee, respectively. During the nine months ended September 30, 2014, the Advisor waived $107 of performance based incentive fee. Had these expenses not been waived, the base management fee for the three months ended September 30, 2013 would have been $1,410. Had these expenses not been waived, the base management fee for the nine months ended September 30, 2014 and 2013 would have been $3,618 and $3,980, respectively, and performance based incentive fee for the nine months ended September 30, 2014 would have been $1,314.